Exhibit 99.1

PURE Bioscience Reports 2015 Fiscal Third Quarter
and Nine-Month Financial Results

–  Prepares to Resubmit Food Contact Notification with FDA for
SDC Antimicrobial Use in Raw Poultry Processing –

SAN DIEGO, CA (June 11, 2015) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal three and nine-month periods ended April  30, 2015.

Update – Fiscal Q3 2015 to Present

Continued advancement of multi-prong path to build food-safety-solutions revenue with (a) PURE® Hard Surface disinfectant and (b) product development of SDC as a direct food contact processing aid:

Food Processors/Manufacturers

Active evaluation/testing/pilot supply in 35+ companies (up from 20+ last quarter). Ongoing discussions with established distributors to expand reach.

•	Building diversified revenue in this channel with over a dozen national customers (poultry, meats, produce, bakery, pet food, tortillas).
•	Distributors actively expanding adoption in their established customer base of more than 600 food processing plants.
•

Expanding adoption by successfully leveraging PURE’s proven superior efficacy at addressing increasingly persistent Listeria contamination in food processing plants, as documented in the Q2 white paper.

Restaurants

Continuing to build market reach into quick service restaurants (QSRs) and casual dining restaurant chains.

•	Extending fiscal Q2 launch of phased U.S. national sales rollout with SUBWAY® Restaurants*:
o	Market-by-market sales effort with development agents/multi-unit operators.

* SUBWAY® is a registered trademark of Doctor’s Associates, Inc.

▪	15 total new distribution points gained in the SUBWAY® network, providing initial market reach into 4,900 stores, or 17% of SUBWAY’s® U.S. system.
▪	Gained commitments from major California and Mid-Atlantic markets to bring PURE into their distribution network - representing potential for an additional market reach of 2,200 stores (8% of system).
o	QSR revenues, while still modest, have doubled in fiscal Q3 when compared with fiscal Q2 revenues.
o	Expanding in-store applications: Recently gained approval for use of PURE Hard Surface in ice machines.
•	Since achieving >93% reductions of bacteria in earlier on-site testing, now conducting late phase testing with two casual dining restaurant chains, each managing more than 1,600 restaurants.
•	Continued on-going evaluation with additional casual dining and QSR chains.

Direct Food Contact Processing Aid

Poultry  (FDA) -- As previously announced, following constructive discussions with the FDA regarding PURE’s new test data,  later this month PURE intends to resubmit its Food Contact Notification (FCN) for the use of SDC as a raw poultry processing aid.

•

PURE believes that we have adequately addressed the FDA’s prior issues through additional testing indicating silver residue levels of treated poultry with SDC to be virtually non-detectable and well below existing guidelines.

•	This builds upon prior SDC test results indicating the ability to reduce Salmonella below detectable levels.
•	The FDA’s FCN review period is 120 days from submission.

Poultry  (USDA) -- Upon the FDA’s granting of the FCN, PURE intends to immediately submit the FCN to the Food Safety and Inspection Service (FSIS) of the USDA for a new technology review.

•	As part of the FSIS review process, PURE may be required to conduct in-plant process validation and optimization trials with the authorization of the USDA.
o	PURE intends to provide additional updates as the regulatory review and the potential approval processes advance.

Produce (FDA) -- Based on discussions with the FDA, PURE intends to also resubmit its produce FCN. PURE is currently conducting additional produce testing for silver residue levels for the application of SDC as a processing aid for produce.

•	If the new test results continue to adequately address the prior FDA issues, PURE intends to resubmit its FCN for produce during the summer.
o	The FCN review period is 120 days from submission, after which, if there are no concerns from the FDA, the FCN automatically becomes effective.

Meats (FDA/USDA) -- PURE continues its product development efforts for the application of SDC as processing aid/intervention for beef and pork. Pending positive test results, PURE expects to file the FCN for beef and pork thereafter.

Cruise Lines

PURE and Intercon Chemical Company (the exclusively licensed manufacturer of SDC-based products) continue to collaborate on Intercon’s direct sales initiative for the commercial adoption of PURE Hard Surface disinfectant in the cruise line industry.  This market segment is an important technology validation of PURE’s SDC antimicrobial to prevent and combat Norovirus and other pathogens.

•	Intercon has shipped PURE Hard Surface disinfectant into a major international cruise line for on-ship pilot commercial testing for its U.S.-based fleet.
•	Intercon intends to commence on-ship testing of PURE Hard Surface disinfectant with two additional cruise lines during calendar 2015.
•	PURE derives modest royalty income from product sales made by Intercon of PURE Hard Surface disinfectant.

Summary of Results of Operations

Revenues for the fiscal Q3 2015 were $109,000 compared with prior year fiscal Q3 revenues of $261,000. The revenue mix attributable to food safety solutions increased over prior fiscal quarters to approximately 50% of total revenues in fiscal Q3 2015,  a  sequential increase from less than 10% of total revenues from fiscal Q2 2015.  Total operating costs and expenses, excluding cost of goods sold, share-based compensation, other share-based expenses, and restructuring costs, for the fiscal Q3 of 2015 and 2014, were $1.4 million and $1.6 million, respectively. The fiscal Q3 2015 net loss was ($2.1) million compared with ($2.1)  million for fiscal Q3 2014. Our adjusted net loss, adjusted for significant items, for fiscal Q3 2015 and fiscal Q3 2014 was ($1.3) million and ($1.3) million, respectively.

Revenues for the nine months ended April 30, 2015 were $499,000, an increase of 20% as compared with revenues of $417,000 for the nine months ended April 30, 2014. Total operating costs and expenses, excluding cost of goods sold, share-based compensation, other share-based expenses, and restructuring costs, were $4.3 million and $4.3 million, respectively. The net loss for the nine months ended April 30, 2015 was $(5.8) million, or $(0.15) per share, compared with a net loss of $(8.4) million, or $(0.34) per share, in the nine months ended April 30, 2014.  The adjusted net loss for the nine months ended April 30, 2015 was $(4.0) million compared with prior year adjusted net loss of $(3.8) million.  Cash and cash equivalents, reported as of April 30, 2015, was  $2.5 million, a decrease of $1.4 million over reported second quarter of  $3.9 million.

Calendar 2015 Strategy and Goals

Commercialization of PURE Hard Surface is active in three market segments -- food service (testing and sales), food manufacturing/processing (testing and sales), and cruise lines (testing).

Goals for this calendar year are to continue to:

•	Secure customer adoption in food safety with 2+ national restaurant chains and 10+ national food processors;
•	Leverage outsourcing of operations and supply chain;
•	Subject to updated feedback from the FDA, secure FDA and USDA authorization for use of SDC as a direct food contact/processing aid for poultry, produce, beef and pork; and
•	Continue to out-license PURE distribution and SDC applications to non-core markets.

Hank R. Lambert, Chief Executive Officer, said that, “We continue to build upon the fact that our SDC-based products consistently prove to be the best solution for reducing the risks of food contamination and food borne illness outbreaks.  While slower than we had hoped, food safety revenues are gaining momentum, and we are building awareness for PURE as a brand protection solution in the food industry.”

“We are making meaningful strides toward achievement of our goals - gaining commercial traction in food safety,  aggressively pursuing FDA/USDA authorizations for direct food contact,  and continuing to license SDC distribution and/or technology for non-core applications,” continued Lambert.

“As a result of our new test data and our ongoing and most recent discussions with the FDA, we are preparing to resubmit our Food Contact Notification with the FDA for SDC antimicrobial use in raw poultry processing. The results of recent testing indicate a significant reduction of silver residues on poultry treated with SDC to nearly non-detectable levels. We  would not resubmit the application unless we believe these data adequately address the FDA’s prior issues and meets or exceeds the FDA guidelines.  We look forward to the completion of the regulatory review and approval process in order to bring SDC to market as an effective intervention component of an integrated food safety system for poultry processing,”  Lambert concluded.

2015 Fiscal Q3 Financial Results Conference Call

The Company will host an investor conference call on Thursday, June 11, 2015 at 1:30pm PDT (4:30pm EDT).

The Participant Dial-In Number for the conference call is 1-631-982-4565. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on June 11, 2015. The call can also be accessed “live” online at http://public.viavid.com/index.php?id=114860.

A replay of the webcast will be available on the Company’s website (http://www.purebio.com/investors/events-presentations/).  Also, a replay of the conference call will be available by dialing 1-877-870-5176 (international participants dial 1-858-384-5517) starting June 11, 2015, at 7:30pm EDT through June 25, 2015 at 11:59 pm EDT. Please use PIN Number 906110.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena -- providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at http://www.purebio.com/

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements; the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company's current and future products and services in the marketplace, including acceptance of the Company’s PURE Hard Surface disinfectant by SUBWAY® franchisees; and the ability to convert successful evaluations into customer orders; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw poultry processing; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including Forms 10-Q and 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:
Peter C. Wulff, CFO & COO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.111	818-379-8500	714-978-4425
pwulff@purebio.com	terri@bibimac.com	tomh@redwoodfin.com

-Continued-

Pure Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2015	2014	2015	2014
Net product sales	$109,000	$261,000	$499,000	$417,000
Operating costs and expenses
Cost of goods sold	65,000	89,000	221,000	145,000
Selling, general and administrative	1,207,000	1,338,000	3,731,000	3,506,000
Research and development	171,000	248,000	562,000	750,000
Share-based compensation	766,000	770,000	1,751,000	2,191,000
Other share-based expenses	—	—	—	308,000
Restructuring costs	—	—	—	2,754,000
Total operating costs and expenses	2,209,000	2,445,000	6,265,000	9,654,000
Loss from operations	(2,100,000)	(2,184,000)	(5,766,000)	(9,237,000)
Other income (expense)
Change in derivative liability	1,000	3,000	5,000	(56,000)
Interest expense, net	(2,000)	(2,000)	(7,000)	(7,000)
Gain on extinguishment of debt	—	—	—	727,000
Other income (expense), net	10,000	134,000	7,000	198,000
Total other income (expense)	9,000	135,000	5,000	862,000
Net loss	$(2,091,000)	$(2,049,000)	$(5,761,000)	$(8,375,000)
Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.15)	$(0.34)
Shares used in computing basic and diluted net loss per share	40,836,625	27,864,746	39,221,585	24,479,959

Pure Bioscience, Inc.

Condensed Consolidated Balance Sheets

	April 30,	July 31,
	2015	2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,530,000	$86,000
Accounts receivable	86,000	47,000
Inventories, net	207,000	249,000
Prepaid expenses	33,000	96,000
Total current assets	2,856,000	478,000
Property, plant and equipment, net	97,000	36,000
Patents, net	1,227,000	1,345,000
Total assets	$4,180,000	$1,859,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$533,000	$1,096,000
Restructuring liability	66,000	323,000
Accrued liabilities	160,000	401,000
Derivative liability	4,000	9,000
Total current liabilities	763,000	1,829,000
Deferred rent	10,000	13,000
Total liabilities	773,000	1,842,000
Commitments and contingencies (See Note 6)
Stockholders’ equity
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value:
100,000,000 shares authorized,
41,114,715 shares issued and outstanding at April 30, 2015, and
29,394,940 shares issued and outstanding at July 31, 2014	412,000	295,000
Additional paid-in capital	89,977,000	80,943,000
Accumulated deficit	(86,982,000)	(81,221,000)
Total stockholders’ equity	3,407,000	17,000
Total liabilities and stockholders’ equity	$4,180,000	$1,859,000

Pure Bioscience, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2015	2014	2015	2014
Net loss, as reported	$(2,091,000)	$(2,049,000)	$(5,761,000)	$(8,375,000)

Add back significant items:
Share-based compensation	766,000	770,000	1,751,000	2,191,000
Other share-based expenses	-	-	-	308,000
Restructuring costs	-	-	-	2,754,000
Gain on extinguishment of debt	-	-	-	(727,000)
Net loss, as adjusted for significant items	$(1,325,000)	$(1,279,000)	$(4,010,000)	$(3,849,000)